Exhibit 99.1

Rainmaker Achieves 25 Percent Annual Revenue Growth in Q405

Five Percent Sequential Revenue Growth; 50 Percent Improvement in Net Loss

Campbell, Calif. – Feb. 14, 2006 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading provider of business-to-business sales and marketing services, today reported its financial results for the fourth quarter and fiscal year ended Dec. 31, 2005.

Revenue showed solid growth in the fourth quarter of 2005, with organic revenue growth, combining service sales and lead generation revenue, of 25 percent year-over-year and 5 percent sequentially to $9.1 million, from $8.6 million in the third quarter. This is an increase of 116 percent from $4.2 million net revenues reported in the fourth quarter of 2004. Revenue in the fourth quarter of 2004 does not include revenue from the acquisition of Sunset Direct, which occurred in February of 2005.

Gross margin improved to 46 percent in the fourth quarter of 2005, marking the achievement of another significant goal for the company. These results are up from 43 percent in the third quarter and up from 35 percent in the same quarter last year.

EBITDA was a positive $254,000 in the fourth quarter as compared with positive EBITDA results of $194,000 in the third quarter of 2005 and an EBITDA loss of $2.1 million in the same quarter last year.

On Dec. 16, 2005, Rainmaker completed a one-for-five reverse split of its common shares. Shares outstanding prior to the reverse split were approximately 56.5 million. Following the reverse split, shares outstanding were approximately 11.3 million, excluding approximately 2.2 million unexercised options and warrants.

Net loss in the fourth quarter of 2005 was $310,000 compared with a net loss of $716,000 in the third quarter of 2005, and with a net loss of $2.6 million in the fourth quarter of

Rainmaker Achieves 25 Percent Annual Revenue Growth in Q405

Feb. 14, 2006

2004. On a pre-reverse split basis, loss per share in the fourth quarter of 2005 was $0.01 compared with a loss of $0.01 per share in the third quarter of 2005 and with a loss of $0.06 per share in the fourth quarter of 2004. On a post-reverse split basis, loss per share was $0.03 in the fourth quarter of 2005 compared with a loss of $0.06 per share in the third quarter of 2005 and with a loss of $0.29 per share in the fourth quarter of 2004.

Total cash and cash equivalents at Dec. 31, 2005 were $9.7 million compared with $9.1 million at Sept. 30, 2005. Also in the fourth quarter of 2005, Rainmaker expanded its line of credit to $4 million, with interest rates at the prime rate. Cash and cash equivalents at Dec. 31, 2005 included approximately $2 million from this line of credit.

New Client Activity

•	Rainmaker’s relationship and scope of work with its newest Fortune 50 software client was significantly expanded to include additional customer segments for its data profiling services. Rainmaker expanded its current scope of work from the client’s enterprise segment to also include its mid-market segment.

•	Rainmaker also expanded its relationship and scope of work with one of its existing Fortune 50 hardware clients to include lead generation services to its small/medium businesses marketplace. In addition to providing software maintenance sales, the company has expanded to providing hardware maintenance sales. Rainmaker is now also providing lead generation services to our client’s small and medium size businesses marketplace. The company is now providing its full breadth of service offerings to include data profiling, lead nurturing and pipeline delivery and support with the end goal of selling global services hardware maintenance.

•	Rainmaker also expanded its services into the financial services marketplace and is now working with two key clients, RSM McGladrey Financial Process Outsourcing, a subsidiary of H&R Block, and a significant Fortune 300 Financial Services provider of transaction processing and information-based business solutions. These clients have engaged Rainmaker in deploying integrated applications of the company’s broad range of services including data development, strategic marketing, lead nurturing and pipeline delivery.

Rainmaker Achieves 25 Percent Annual Revenue Growth in Q405

Feb. 14, 2006

Company Updates

•	On Feb. 7, 2006, Rainmaker completed a $6.0 million private placement of common stock and warrants to purchase common stock with four major institutional investors. New investor, Fort Mason Capital led the financing, investing $3.25 million. Fort Mason is a San Francisco-based institutional investor that focuses on small-cap stocks and generally takes a long-term view on its investments. Other new investors in the financing include CD Capital Management and Straus Asset Management, each investing $1.0 million. Existing investor, Diker Capital Management, invested $750,000. The company believes this financing significantly strengthens the balance sheet and positions the company for additional business opportunities from new and existing clients. In the transaction, which was placed by America’s Growth Capital, Rainmaker sold 2 million shares of common stock and issued warrants to purchase up to 799,999 additional shares of common stock. The common shares issued in the placement were priced at $3.00 per share, and the warrants have an exercise price of $4.28 per share. The net proceeds to the company from the offering, after expenses, will be approximately $5.4 million. With this financing, common shares outstanding are approximately 13.3 million, excluding approximately 3 million unexercised options and warrants.

•	Rainmaker received notice from NASDAQ on Jan. 3, 2006 that the company had regained full compliance with NASDAQ Capital Market listing requirements.

•	In Dec. 2005, Rainmaker completed the relocation of its corporate headquarters to Campbell, Calif., where it is now closer to many of its clients.

Business Outlook

“2005 was an important year of change for Rainmaker,” said Michael Silton, chief executive officer. “We successfully acquired and integrated two companies that significantly expanded our service offering. We transitioned our call center operations to

Rainmaker Achieves 25 Percent Annual Revenue Growth in Q405

Feb. 14, 2006

Austin, allowing us to take advantage of a lower cost environment and giving us access to a larger pool of talent. Also, we moved our corporate headquarters to the Silicon Valley, closer to many of our clients. We achieved strong revenue growth in both product lines, signed agreements with a number of top companies and achieved positive EBITDA results for the last two quarters of the year.

As we enter 2006, we are energized by these achievements and by the positive momentum in our business. We expect this to be a year of growth and we are firmly committed to achieving profitability on a GAAP basis in 2006.”

Financial Guidance

Rainmaker’s model calls for revenue growth exceeding 20 percent on an annual basis. The company is also working towards its goal of 50 percent gross margins. Rainmaker will begin to expense stock options in the first quarter in accordance with FAS123R. It estimates that these non-cash costs will be approximately $200,000 to $400,000 for 2006. Rainmaker expects to continue to report positive EBITDA results during 2006 and achieve profitability on a GAAP basis in 2006.

About Rainmaker Systems, Inc.

Rainmaker Systems, Inc. is a leading provider of business-to-business sales and marketing services, leveraging integrated telesales, marketing, web technologies, and data analytics to achieve higher revenue for clients. Our core activities include lead qualification and nurturing management, lead generation for product sales, subscription and service contract sales, and contract renewals and warranty extension sales. Our services are available individually or as an integrated solution

Rainmaker helps approximately 50 companies ranging from Fortune 500 to dynamic technology start-ups, grow their revenues and increase customer loyalty by providing lead generation and contract renewal sales solutions.

For more information, visit www.rmkr.com and www.sunsetdirect.com

NOTE: Rainmaker Systems, the Rainmaker logo, Sunset Direct and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

Rainmaker Achieves 25 Percent Annual Revenue Growth in Q405

Feb. 14, 2006

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

CONTACT:
Steve Valenzuela Chief Financial Officer Rainmaker Systems, Inc. 408.626.2439 stevev@rmkr.com	Leslie Green Stapleton Communications, Inc. 650.470.0200 leslie@stapleton.com

Rainmaker Achieves 25 Percent Annual Revenue Growth in Q405

Feb. 14, 2006

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
Net revenues	$9,063	$4,194	$32,114	$15,323

Cost of services	4,860	2,737	18,716	7,709
Sales and marketing	883	464	2,838	1,651
Technology	1,204	873	4,248	2,826
General and administrative	1,862	2,267	8,134	6,385
Depreciation and amortization	629	477	3,114	1,740

Total operating expenses	9,438	6,818	37,050	20,311

Operating loss	(375)	(2,624)	(4,936)	(4,988)

Interest and other income (expense), net	65	18	(68)	50

Net loss	$(310)	$(2,606)	$(5,004)	$(4,938)

Basic and diluted net loss per share	$(0.03)	$(0.29)	$(0.49)	$(0.57)

Weighted average common shares outstanding - basic and diluted	11,303	8,880	10,137	8,715

Rainmaker Achieves 25 Percent Annual Revenue Growth in Q405

Feb. 14, 2006

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands except share and per share data)

	December 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,746	$10,104
Restricted cash	586	—
Accounts receivable, net of allowance for doubtful accounts of $422 and $208 at December 31, 2005 and December 31, 2004, respectively	10,374	7,895
Prepaid expenses and other current assets	1,212	1,117

Total current assets	21,918	19,116
Property and equipment, net	4,410	3,160
Intangible assets	3,652	—
Goodwill	3,481	—
Other noncurrent assets	257	86

Total assets	$33,718	$22,362

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,741	$15,130
Accrued compensation and benefits	1,427	390
Other accrued liabilities	1,732	747
Deferred revenue	882	—
Obligations under financing arrangements	301	355
Current portion of capital lease obligations	99	122
Current portion of notes payable	3,500	—

Total current liabilities	25,682	16,744

Capital lease obligations, less current portion	—	42
Notes payable, less current portion	1,917	—

Stockholders’ equity:
Preferred stock, $0.001 par value; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 80,000,000 shares authorized, 11,306,937 and 8,883,959 outstanding at December 31, 2005 and December 31, 2004, respectively	11	9
Additional paid-in capital	69,089	63,544
Accumulated deficit	(62,981)	(57,977)

Total stockholders’ equity	6,119	5,576

Total liabilities and stockholders’ equity	$33,718	$22,362

Rainmaker Achieves 25 Percent Annual Revenue Growth in Q405

Feb. 14, 2006

RAINMAKER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2005	2004
Operating activities:
Net loss	$(5,004)	$(4,938)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property and equipment	2,216	1,740
Amortization of intangible assets	898	—
Provision for allowances for doubtful accounts	214	186
Loss on disposal of fixed assets	62	—
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable	(1,215)	(2,129)
Prepaid expenses and other assets	(153)	429
Accounts payable	2,015	6,075
Accrued compensation and benefits	299	29
Other accrued liabilities	934	(1,184)
Deferred revenue	(378)	—

Net cash provided by (used in) operating activities	(112)	208

Investing activities:
Purchases of property and equipment	(3,245)	(1,840)
Restricted cash, net	(586)	1,096
Acquisition of business, net of cash acquired	(4,509)	—

Net cash used in investing activities	(8,340)	(744)

Financing activities:
Proceeds from issuance of common stock from option exercises	314	283
Proceeds from issuance of common stock from ESPP	46	79
Net proceeds from issuance of common stock and warrants from private placement	2,597	6,297
Proceeds from notes payable	6,500	—
Repayment of notes payable	(1,083)	—
Repayment of financing arrangements	(388)	(674)
Borrowings under financing arrangements	334	—
Repayment of capital lease obligations	(226)	(199)

Net cash provided by financing activities	8,094	5,786

Net increase (decrease) in cash and cash equivalents	(358)	5,250
Cash and cash equivalents at beginning of period	10,104	4,854

Cash and cash equivalents at end of period	$9,746	$10,104

Rainmaker Achieves 25 Percent Annual Revenue Growth in Q405

Feb. 14, 2006

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF NET LOSS (U.S. GAAP) TO EBITDA

(In thousands)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net Loss	$(310)	$(2,606)	$(5,004)	$(4,938)

Add:
Non-cash charges for depreciation and amortization	629	477	3,114	1,740
Interest and other expense / (income)	(65)	(18)	68	(50)

	564	459	3,182	1,690

EBITDA	$254	$(2,147)	$(1,822)	$(3,248)

EBITDA is a non-GAAP measure of the Company’s financial performance used as an indicator to cash flow and calculated as operating earnings before interest, taxes, depreciation and amortization expenses. The company utilizes EBITDA, among other measures, to evaluate the performance of its business. EBITDA should be considered in addition to, not as a substitute for, the Company’s Operating Loss, Net Loss and various cash flow measures (e.g., Cash Provided or Used by Operations), as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.